Exhibit 4.1

NUMBER	SHARES
SearchPath International, Inc.
a Delaware Corporation
This Certifies that                                          is the owner of                                                                fully paid and non-assessable shares of Common Stock of the par value $.01 each of SearchPath International, Inc. transferable only on the books of the Corporation by the holder hereof in person or by duly authorized Attorney upon surrender of this Certificate properly endorsed. Witness the seal of the Corporation and the signatures of its duly authorized officers.
Dated

SECRETARY	PRESIDENT